Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF WAKE

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) made and entered into      this day of                     , 2010, by and between PPD DEVELOPMENT, LP, a Texas limited partnership (“Sublessor”) and Furiex Pharmaceuticals, Inc., a Delaware corporation (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor has leased from Duke Realty Limited Partnership, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership as successor by merger to Weeks Realty, L.P. (“Prime Landlord”) those certain premises (“Leased Premises”) more particularly described in that lease agreement dated January 28, 1998 by and between Prime Landlord as landlord and PPD Development, Inc. predecessor in interest to Sublessor as tenant, and as amended by that certain First Amendment to Lease Agreement dated July 9, 1997, and as amended by that certain Second Amendment to Lease Agreement dated June 26, 1998, and as amended by that certain Third Amendment to Lease Agreement dated February 18, 1999, and as amended by that certain Fourth Amendment to Lease Agreement July 6, 1999, and as amended by that certain Fifth Amendment to Lease Agreement dated October 1, 2002, and as amended by that certain Sixth Amendment to Lease Agreement dated February 6, 2006, and as further amended by that certain Seventh Amendment to Lease Agreement dated September 1, 2009 (collectively the “Prime Lease”);

WHEREAS, Sublessor desires to sublease a portion of the Leased Premises (hereinafter the “Space”) described on Exhibit “A” attached hereto and made a part hereof to Sublessee;

NOW THEREFORE, for and in consideration of the mutual covenants flowing between the parties hereto, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee do hereby covenant and agree as follows:

DEMISE

1.01     Sublessee does hereby take and hire the Space from Sublessor, subject and subordinate to the terms and conditions of said Prime Lease.

TERM

2.01     The term of this Sublease shall commence on                     , 2010 and shall terminate on                     , 2012 unless sooner terminated as hereinafter provided (the “Term”). Sublessee may extend the Term for one (1) year. Sublessee shall furnish written notice to Sublessor of Sublessee’s intent to extend the Term at least sixty (60) days prior to the expiration of the then Term. Notwithstanding the foregoing, this Sublease shall immediately terminate upon the expiration or termination of the Prime Lease. Sublessor shall use commercially reasonable efforts to notify Sublessee at least thirty (30) days prior to such termination. Upon expiration or earlier termination of this Sublease, Sublessee shall surrender the Space broom clean, in good order and condition, with all repairs and maintenance required by Sublessor hereunder having been performed, ordinary wear and tear excepted, in a manner consistent with Section 13(b) of the Prime Lease.

RENTAL

3.01     Sublessee shall pay to Sublessor, without offset or deduction, the following rent on the first day of each month in advance for each month of the Term. In the event the Term shall commence or terminate on a day other than the first or last day of a calendar month, the rental for such month shall be prorated.

Time Period	Monthly Rental Payments
/ /2010 - 12/31/2010	$7,606.43
1/1/2011 - 12/31/2011	$7,758.56
1/1/2012 - / / 2012	$7,913.73
1/1/2013 - / /2013	$8,072.01

3.02     Sublessee shall pay to Sublessor, without offset or deduction, 4.41% of Sublessor’s Proportionate Share of Operating Expenses (as that term is defined in the Prime Lease) under the Prime Lease. Sublessor shall invoice Sublessee monthly for the costs and expenses specified in this paragraph 3.02 and Sublessee shall pay such costs and expenses within thirty (30) days of receipt of such invoices.

3.03     Sublessee agrees to pay its proportionate share of “Additional Rent” (as that term is defined in the Prime Lease and including any Annual Rent Adjustment) payable by Sublessor under the Prime Lease, and all other costs and expenses of Sublessor and Prime Landlord which are incurred in connection or associated with (A) the performance of any of Sublessee’s obligations under this Sublease, (B) the adjustment, settlement or compromise of any insurance claims involving or arising from the Space, (C) the prosecution, defense or settlement of any litigation involving or arising from the Space or this Sublease, in which Sublessor is the prevailing party, (D) the exercise or enforcement by Sublessor, its successors and assigns, of any of its rights under this Sublease, (E) the provision of the services specified in Exhibit “B” attached hereto and made a part hereof (“Sublessor Services”), together with an administrative fee of 5% of the costs and expenses associated with such Sublessor Services, and (E) any other costs associated with Sublessee’s use or occupancy of the Space or other items specifically required to be paid by Sublessee under this Sublease. Sublessor shall invoice Sublessee for the costs and expenses specified in this paragraph 3.03 and Sublessee shall pay such costs and expenses within thirty (30) days of receipt of such invoices.

USE OF SPACE

4.01     Sublessee shall use the Space for those purposes allowed in the Prime Lease and no other and at all times in compliance with the terms of the Prime Lease.

CONDITION OF SPACE

5.01     Sublessee accepts the Space in its existing condition, without representation or warranty, express or implied, in fact or by law, and no representation, statement or warranty, express or implied, has been made by or on behalf of Sublessor as to such condition, or as to the use that may be made of said Space and expressly waives, to the maximum extent permitted by law, any claim it has, may have, or ought to have against the Sublessor, based on or arising from any breach by Sublessor of those representations and warranties set forth in this Sublease. Neither Prime Landlord nor Sublessor, nor any of Sublessor’s partners, officers, directors, shareholders, agents, employees or representatives, shall be liable to Sublessee, or any of Sublessee’s agents, employees, servants, customers, guests, invitees, or contractors, for any injury, damage or loss to persons or property due to the condition, design, or any defect in the Space or its mechanical systems that may exist on the effective date of this Sublease or that may subsequently occur. Sublessee, with respect to itself and its agents, employees, servants, customers, guests, invitees, and contractors, hereby expressly assumes all risks of damage to person or property, either proximate or remote, by reason of the present or future condition of the Space.

MAINTENANCE / REPAIRS

6.01     Sublessee shall maintain all parts of the Space (except those for which Prime Landlord is expressly responsible under the terms of the Prime Lease) in good condition and repair, promptly making all necessary repairs and replacements as provided in the Prime Lease, including, but not limited to, Section 4 of the Prime Lease.

6.02     Sublessee shall make all repairs to the Space desired by Sublessee or which are the responsibility of Sublessor pursuant to the terms and conditions of the Prime Lease, and Sublessor shall have no obligation to perform any repairs whatsoever pursuant to this Sublease.

6.03     Sublessee shall not make any alterations to the Space without the prior written consent of Sublessor. All Sublessee alterations will be subject to the Prime Lease, including, but not limited to Section 5 of the Prime Lease. Sublessee shall be responsible for the costs and expenses associated with all such alterations.

COMPLIANCE WITH PRIME LEASE

7.01     Sublessor shall comply with all terms of the Prime Lease, and shall permit no default or breach thereunder except to the extent relating to any acts or omissions of Sublessee. Sublessee acknowledges that Sublessor has provided Sublessee a true and correct copy of the Prime Lease.

7.02     Relationship to Prime Lease. Sublessee hereby assumes and agrees to perform all obligations of Sublessor as tenant under the Prime Lease to the extent and only to the extent the same relate to the Space, and Sublessee agrees to abide by and comply with all of the provisions of the Prime Lease during the Term of this Sublease, as the same relate to the Space, except that: (i) the payment of rent by Sublessee will be replaced by the provisions of paragraph 3 of this Sublease; (ii) Sublessee shall not have any right to renew or extend the term of the Lease or expand the Leased Premises granted to Sublessor in the Prime Lease, all parties hereby agreeing that such rights shall be exclusive to Sublessor; (iii) the value of the general commercial liability insurance policy required to be maintained by Sublessee will be as provided in paragraph 11 of this Sublease, and (iv) Sublessee shall not have any right to any “Extension Allowance”, tenant improvement allowance, any payments due under any Profits Interest Agreement between Sublessor and Landlord, or any other type of incentive or inducement granted to Sublessor as tenant under the Prime Lease. Except as otherwise specifically set forth in this Sublease, Sublessor expressly retains and reserves all rights and benefits applicable to Sublessor as tenant under the Prime Lease and any Profits Interest Agreement.

7.03     Incorporation of Prime Lease. Except as specifically excluded from application to Sublessee pursuant to Section 7.02 hereinabove, the provisions of the Prime Lease, to the extent that they do not conflict with specific provisions contained in this Sublease and relate to the Space are fully incorporated into this Sublease. In the event of any conflict between the provisions of the Prime Lease and the provisions contained in this Sublease, the provisions of this Sublease will be controlling as between Sublessor and Sublessee.

7.04     Neither Sublessor, nor any of Sublessor’s partners, officers, directors, shareholders, agents, employees or representatives, be liable to Sublessee for any of the following: (i) any of the Prime Landlord’s obligations under the Prime Lease unless Prime Landlord fails to perform such obligations due to an uncured default by Sublessor under the Prime Lease; (ii) any interruption in utilities or services to the Space unless caused by or resulting from the gross negligence or willful misconduct of Sublessor; (iii) any loss of or damage to any property of Sublessee or of Sublessee’s employees, agents, contractors, customers, guests or invitees (whether by theft or otherwise), unless due to the gross negligence or willful misconduct of Sublessor, its employees, agents or contractors; or (iv) the failure of Prime Landlord to perform any obligation of Prime Landlord under the Prime Lease unless it results from an uncured default by Sublessor under the Prime Lease; and (v) any damage or disturbance caused by others, provided that Sublessor shall enforce the terms of the Prime Lease to the extent reasonably possible to eliminate such disturbance. Neither Sublessor nor any of Sublessor’s partners, officers, directors, shareholders, employees, agents or representatives has any personal liability under this Sublease. The liability of Sublessor for any default by Sublessor under the terms of this Sublease will be limited to Sublessee’s actual direct, but not consequential, damages therefore, shall be limited to the amount of Sublease Rent payable under this Sublease, and shall be recoverable solely from the equity interest of Sublessor in and to the Leased Premises and in, to and under the Prime Lease and the proceeds of any insurance required to be maintained by the Sublessor under the Prime Lease.

RIGHT OF SUBLESSEE TO CURE DEFAULT

UNDER PRIME LEASE

8.01     Sublessor shall promptly furnish to Sublessee copies of any and all notices of default or termination under the Prime Lease. In the event Sublessor defaults in the performance of any term or condition of the Prime Lease, Sublessee shall be entitled to cure such default, provided Sublessee notifies Sublessor of such curing simultaneously with the performance thereof. In the event Sublessee shall so incur any expense by virtue of the curing of any such default, Sublessee shall be entitled to deduct such amount from its subsequent monthly installment or installments of rental payable to Sublessor hereunder.

DEFAULT UNDER SUBLEASE

9.01    (a) In the event Sublessee shall default in the payment of rent herein reserved, when due, and fails to cure said default within ten (10) days after the giving of written notice thereof by Sublessor; or if Sublessee shall be in default in performing any of the terms or provisions of this Sublease other than the provision requiring the payment of rent, and fails to cure such default within thirty (30) days after the date of receipt of written notice of default from Sublessor; or if Sublessee is adjudicated bankrupt; or if a permanent receiver is appointed for Sublessee’s property and such receiver is not removed within thirty (30) days after written notice from Sublessor to Sublessee to obtain such removal; or if, whether voluntarily or involuntarily, Sublessee takes advantage of any debtor relief proceedings under any present or future law, whereby the rent or any part thereof is, or is proposed to be, reduced or payment thereof deferred; or if Sublessee makes an assignment for benefit of creditors; or if Sublessee’s effects should be levied upon or attached under process against Sublessee, not satisfied or dissolved within thirty (30) days after written notice from Sublessor to Sublessee to obtain satisfaction thereof; then, and in any of said events, Sublessor at its option may (but only during continuance of such default or condition), (i) terminate this Sublease by written notice to Sublessee; whereupon this Sublease shall end, (ii) avail itself of any remedy available to Prime Landlord under the Prime Lease, and (iii) avail itself of any remedy provided by the laws of the state in which the Space is located. Any notice provided in this paragraph 9 may be given by Sublessor, or its attorney. Upon such termination by Sublessor, Sublessee will at once surrender possession of the Space to Sublessor and remove all of Sublessee’s effects therefrom. (b) Sublessor shall have the right, at Sublessor’s option, without terminating this Sublease, upon Sublessee’s breaching this Sublease, to enter upon and, as Sublessee’s agent, rent the Space at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Sublessor deems proper. Sublessee shall be liable to Sublessor for the deficiency, if any, between Sublessee’s rent payable hereunder and the price obtained by Sublessor on reletting. (c) All remedies granted Sublessor hereunder shall be cumulative of and in addition to any other right or remedy given or hereafter existing in law.

INDEMNITY

10.01     Sublessee hereby agrees to indemnify, defend (with counsel approved in advance in writing by Sublessor) and hold harmless Sublessor, and Sublessor’s agents, from and against any and all claims, liability, causes of action, loss, damages, costs and expenses, including attorney’s fees and court costs, arising from (i) any breach, violation or non-performance by Sublessee of any of the terms and provisions of the Prime Lease or this Sublease, (ii) Sublessee’s use or occupancy of the Space, or (iii) any personal or bodily injury to persons or damage to property to the extent that such damage or injury was caused, either proximately or remotely, by any act or omission, whether negligent or not, of Sublessee or any of Sublessee’s agents, servants, employees, contractors, customers, guests, or invitees or of any other person entering onto the Space under or with the express or implied invitation of Sublessee. Sublessee’s obligations of indemnification pursuant to this Section 10.01 will survive the expiration or earlier termination of this Sublease.

INSURANCE

11.01     Insurance. Sublessee shall provide and maintain during the Term a general commercial liability insurance policy, with a company acceptable to Sublessor insuring against any and all liability arising out of the condition, use, alteration or maintenance of the Space and the Leased Premises by Sublessee or Sublessee’s agents, employees, contractors, guests and invitees, and covering the contractual liability referred to in paragraph 10 of this Sublease, having a combined single limit for both bodily injury and property damage in an amount no less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00). In addition, Licensee shall maintain workers’ compensation insurance in any required statutory amounts covering all persons employed by Sublessee in connection with anything done on or about the Space or Leased Premises. Any and all insurance required to be maintained by Sublessee hereunder must: (i) name Sublessor and Prime Landlord as additional loss payees and additional insureds; (ii) contain a waiver of subrogation applicable to Sublessor and Prime Landlord; and (iii) require at least thirty (30) days’ advance written notice to Sublessor prior to the cancellation or modification. Sublessee shall furnish Sublessor with a certificate of insurance evidencing such coverage prior to taking occupancy under this Sublease.

ENTIRE AGREEMENT

12.01     This Sublease, including the Prime Lease, contains the entire agreement of Sublessor and Sublessee, and no representations, warranties, inducements, promises or agreements, oral or written, between the parties not embodied herein shall be of any force or effect.

SUCCESSORS

13.01     The within Sublease shall inure to the benefit of Sublessor, Sublessee, and their respective heirs, successors and assigns.

13.02     Except upon the prior written consent of Sublessor, Sublessee will not voluntarily or involuntarily transfer, convey, assign, mortgage or pledge this Sublease or any right or interest of Sublessee hereunder, nor sublet any part of the Space, nor permit the use or occupancy of any portion of the Space by anyone other than Sublessee.

REPRESENTATIONS AND WARRANTIES

14.01     Sublessor represents and warrants: (a) Sublessor has provided Sublessee with a true and complete copy of the Prime Lease; (b) the Prime Lease is in full force and effect; (c) the Prime Lease has not been modified or amended in any manner, except as expressly mentioned herein; (d) the term of said Prime Lease expires on November 30, 2023; (e) Sublessor has made no assignment, sublease, hypothecation or transfer of the Space under the Prime Lease.

14.02     Sublessee represents and warrants that (i) Sublessee is a corporation existing and in good standing under the laws of Delaware and is duly authorized to enter into this Sublease and (ii) the officer executing this Sublease on behalf of Sublessee is duly authorized to do so and to bind the Sublessee hereto.

CONSENT OF PRIME LANDLORD

15.01     This Sublease is subject to and conditioned upon the consent of the Prime Landlord.

ACCESS TO SPACE

16.01     Sublessor shall be permitted access to the Space at all reasonable times, upon advance notice, or in any time in case of an emergency, to inspect the Space or to show the Space to other potential sublessees. Sublessor shall use commercially reasonable efforts to conduct its activities permitted hereunder in a manner which will not unreasonably inconvenience, annoy or disturb Sublessee in its use and occupancy of the Space.

HOLDOVER

17.01     Sublessee shall not be permitted to hold over after expiration or earlier termination of the Prime Lease, and Sublessee shall indemnify Sublessor from and against any and all loss, cost, or damage resulting therefrom.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed by their proper officers and their respective corporate seals to be affixed hereunto as of the day and year first above written.

SUBLESSOR: PPD DEVELOPMENT, LP	SUBLESSEE FURIEX PHARMACEUTICALS, INC.
By: PPD GP, LLC
Its: General Partner

BY:	BY:
NAME:	NAME:
ITS:	ITS:

Exhibit A

Space

The Space consists of 4,657 square feet and is commonly known as Suite 150, 3900 Paramount

Parkway, Morrisville, Wake County, North Carolina 27560.

Exhibit B

Sublessor Services

WAN Connection

Sublessor shall provide Sublessee employees located in the Space with access to Sublessor’s WAN connection.

Sublessee shall send requests to Sublessor for access to Sublessor’s WAN connection that shall specify the name of the Sublessee employee. Sublessor shall grant the Sublessee employee with the non-exclusive, non-transferable limited right to use Sublessor’s WAN connection solely to (i) access any e-mail services, document collaboration and file sharing services (if necessary) provided by Sublessor pursuant to that certain Transition Services Agreement between Sublessor and Sublessee, and (ii) facilitate general access to the internet for Sublessee business matters. All such Sublessee employees shall be subject to Sublessor’s policies regarding internet usage and other reasonable rules and restrictions as Sublessor may implement from time to time. Sublessor shall have no liability to Sublessee in the event the WAN connection is unavailable to any Sublessee employee or for any downtime of the WAN connection, including, but not limited to, any downtime resulting from the maintenance of the WAN connection.

Sublessor may temporarily suspend or terminate a Sublessee employee’s access to the Sublessor WAN connection immediately upon notice to Sublessee for any period of time in which such Sublessee employee breaches Sublessor’s policies regarding internet usage or any other reasonable rules and restrictions as Sublessor may implement from time to time until such time as Sublessee provides Sublessor with assurances and security measurers deemed acceptable by Sublessor, in its sole discretion, as to the prevention of future breaches. Sublessor shall give written notice to Sublessee of any such breach and Sublessee shall promptly undertake action to cure any such breach.

Information Technology Helpdesk Support Services

With respect to those Sublessee employees with access to the WAN connection, the IT department of Sublessor shall provide substantially the same level of helpdesk support services that is being delivered to Sublessor employee end users as of the effective date of this Sublease. These services include both helpdesk phone support, desk-side support, and warranty parts replacement for standard equipment. Additional costs will be added non-standard and non-warranty equipment on a per incident basis).

Compensation

In consideration of the Sublessor Services, Sublessee shall compensate Sublessor (i) on a time and materials basis using hourly rates calculated in accordance with this paragraph, and (ii) $             per month for each Newco employee with access to Sublessor’s WAN connection. In addition, Sublessee shall also reimburse Sublessor for the out-of-pocket expenses incurred in connection with providing the Sublessor Services. The Sublessor hourly rates shall be calculated based on the sum of: (i) the gross annual pre-tax salary of the Sublessor or Sublessor affiliate employee providing the Sublessor Services, divided by 2080 hours, and (ii) a charge that includes fringes, benefits, facilities, IT, equipment and supplies associated with such Sublessor or Sublessor affliate employee to be determined by Sublessor in its reasonable discretion.